                                                                     EXHIBIT 2.6



                            STOCK PURCHASE AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,

                                KENNETH C. KOZIOL

                                       and

                      IMAGE ENTERTAINMENT PRODUCTIONS, INC.




                               September 15, 1998




                                TABLE OF CONTENTS

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ARTICLE 1 - PURCHASE AND SALE OF SHARES.................................................1
         1.1      Purchase and Sale.....................................................1
         1.2      Purchase Price........................................................1
         1.3      Registration Rights...................................................2
         1.4      Closing...............................................................2
         1.5      Further Action........................................................3

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF TBA.......................................3
         2.1      Organization and Qualification........................................3
         2.2      Authority Relative to this Agreement..................................3
         2.3      TBA Common Stock and TBA SEC Documents................................3
         2.4      Certain Corporate Matters.............................................4
         2.5      Broker's Fees.........................................................4
         2.6      Disclosure............................................................4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF IMAGE.....................................5
         3.1      Organization, Qualification and Corporate Power.......................5
         3.2      Capitalization........................................................5
         3.3      Authorization of Transaction..........................................6
         3.4      Subsidiaries..........................................................6
         3.5      Financial Statements..................................................6
         3.6      Events Subsequent to Financial Statements.............................7
         3.7      Undisclosed Liabilities...............................................8
         3.8      Tax Returns and Audits................................................8
         3.9      Books and Records....................................................10
         3.10     Real Property........................................................10
         3.11     Tangible Property....................................................10
         3.12     Intellectual Property................................................10
         3.13     Contracts............................................................12
         3.14     Suppliers and Customers..............................................13
         3.15     Notes; Accounts Receivable...........................................13
         3.16     Powers of Attorney...................................................13
         3.17     Condition of Property................................................13
         3.18     Insurance............................................................14
         3.19     Litigation...........................................................14
         3.20     Employees............................................................14
         3.21     Employee Benefit Plans...............................................14
         3.22     Guarantees...........................................................15
         3.23     Legal Compliance.....................................................15
         3.24     Certain Business Relationships.......................................16
         3.25     Broker's Fees........................................................16
         3.26     Environment, Health and Safety.......................................16
         3.27     Disclosure...........................................................16
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                                TABLE OF CONTENTS
                                   (Continued)

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ARTICLE 4 - Representations and Warranties of the Shareholder..........................17
         4.1      Representations Regarding Shares of Image............................17
         4.2      Investment Representations...........................................17
         4.3      Authorization........................................................18

ARTICLE 5 - Conduct of Business Pending The Closing....................................18
         5.1      Conduct of Business by Image Pending the Closing.....................18
         5.2      No Other Bids for Image..............................................21
         5.3      Lines of Business and Capital Expenditures...........................22
         5.4      Accounting Methods...................................................22
         5.5      Other Actions........................................................22

ARTICLE 6 - Additional Agreements......................................................22
         6.1      Expenses.............................................................22
         6.2      Notification of Certain Matters......................................22
         6.3      Access to Information................................................22
         6.4      Taking of Necessary Action...........................................23
         6.5      Notice of Changes....................................................23
         6.6      Press Releases.......................................................23
         6.7      Employee Matters.....................................................23
         6.8      Tax Matters..........................................................23
         6.9      Section 338(h)(10) Election..........................................24
         6.10     Collection of Receivables............................................24

ARTICLE 7 - Conditions to Closing......................................................24
         7.1      Conditions to Obligations of Each Party to Effect the Closing........24
         7.2      Additional Conditions to TBA's Obligations...........................25
         7.3      Additional Conditions to the Obligations of Image and Shareholder....26

ARTICLE 8 - Termination, Amendment and Waiver..........................................28
         8.1      Termination..........................................................28
         8.2      Amendment............................................................28
         8.3      Waiver...............................................................28
         8.4      Effect of Termination................................................29

ARTICLE 9 - Indemnification............................................................29
         9.1      By TBA, Image and Shareholder........................................29
         9.2      Claims for Indemnification...........................................29
         9.3      Defense by Indemnifying Party........................................30
         9.4      Payment of Indemnification Obligation................................30
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                                TABLE OF CONTENTS
                                   (Continued)

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ARTICLE 10 - General Provisions........................................................30

         10.1     Survival of Representations and Warranties...........................30
         10.2     Effect of Due Diligence..............................................30
         10.3     Specific Performance.................................................31
         10.4     Notices..............................................................31
         10.5     Interpretation.......................................................32
         10.6     Severability.........................................................32
         10.7     Miscellaneous........................................................32
         10.8     Material Adverse Breach..............................................33
         10.9     Limitation of Liability..............................................33


SCHEDULE 1  Disclosure Schedule

ANNEX I      List of TBA SEC Documents

EXHIBIT A    Form of Promissory Note
EXHIBIT B    Form of Registration Rights Agreement
EXHIBIT C    Form of Employment Agreements

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of September 15, 1998 (this "Agreement"), is by and among TBA Entertainment Corporation, a Delaware corporation ("TBA"), Kenneth C. Koziol, an individual and sole shareholder of Image (as defined below) ("Koziol" or "Shareholder"), and Image Entertainment Productions, Inc., an Arizona corporation ("Image").

                                    RECITALS

         WHEREAS, Shareholder owns all of the issued and outstanding common stock (the "Shares") of Image;

         WHEREAS, TBA, Image and Shareholder each desire for TBA to acquire (the "Acquisition") all of the Shares pursuant to the terms and conditions of this Agreement, as a result of which Image will become a wholly owned subsidiary of TBA;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Shareholder agrees to sell, assign, transfer and deliver to TBA at the Closing (as hereinafter defined), and TBA agrees to purchase from Shareholder at the Closing, the Shares, free and clear of any and all charges, claims, community property interests, equitable interests, mortgages, liens, security interests, pledges, charges, rights of assignment, rights of purchase, rights of first offer or refusal, options, warrants or encumbrances of any nature (collectively, "Liens").

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be equal to One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000), subject to possible adjustment as provided in the Notes (hereinafter defined), and shall be paid or delivered to Shareholder at the Closing as follows:

                  (a) TBA shall issue and deliver to Shareholder a certificate registered in Shareholder's name representing the number of fully-paid and nonassessable shares of TBA common stock, $.001 par value per share ("TBA Common Stock"), equal to Two Hundred Thirty Thousand Dollars ($230,000) divided by the Average Price (as defined below) (the "Common Stock Portion");

                  (b) TBA shall deliver to Shareholder by wire transfer to one or more accounts designated in writing by Shareholder to TBA prior to the Closing cash in an amount equal to Six Hundred Eighty Seven Thousand Dollars ($687,000) (the "Cash Portion"); and

                  (c) TBA shall deliver to Shareholder a promissory note (the "Note") in the initial aggregate principal amount of Four Hundred Fifty Eight Thousand Dollars ($458,000) (the "Note Portion"), subject to possible adjustment as set forth in the Note, substantially in the form of Exhibit A attached hereto (the "Form of Note"). Any adjustment to the Purchase Price hereunder shall be accomplished only through adjustment to payments under the Note as set forth in the Note, and neither the Common Stock Portion nor the Cash Portion of the Purchase Price shall be adjusted subsequent to Closing.

                  (d) The term "Average Price" shall mean the average of the closing sale prices of TBA Common Stock reported by The Nasdaq Stock Market for each of the five (5) consecutive trading days ending five
         (5) trading days preceding the Closing Date.

                  (e) No fraction of a share of TBA Common Stock will be issued to Shareholder but in lieu thereof Shareholder will be paid an amount in cash equal to the product of (A) the number of fractional shares to which Shareholder is otherwise entitled and (B) the Average Price. No interest shall be paid on such amount.

         1.3 Registration Rights. Shareholder and TBA shall execute a Registration Rights Agreement (herein so called) in the form attached hereto as Exhibit B with respect to the shares of TBA Common Stock issued to Shareholder pursuant to Section 1.2(a) and Shareholder shall have the registration and other rights provided in such Registration Rights Agreement, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and agree that the execution and delivery of the Registration Rights Agreement is intended to provide Shareholder with flexibility in liquidating his investment in TBA Common Stock and does not evidence any present intention to dispose of such investment.

         1.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas, on September 15, 1998, or as soon as reasonably practicable thereafter as the conditions set forth in Article 7 have been satisfied or waived (the "Closing Date"). At the Closing:

                  (a) TBA will (i) pay to Shareholder the Cash Portion by wire transfer of immediately available funds, (ii) issue and deliver to Shareholder the Common Stock Portion, (iii) execute and deliver to Shareholder the Note, and (iv) execute and deliver to Shareholder such other documents and instruments required to be executed and delivered by TBA under the terms of this Agreement; and

                  (b) Shareholder will deliver to TBA (i) certificates representing the Shares, duly endorsed, and (ii) such other documents and instruments required to be delivered by Shareholder under the terms of this Agreement or reasonably requested by TBA.

         1.5 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest TBA with full right, title and possession and all rights, privileges and immunities with respect to any or all of the Shares, Shareholder shall take all such action.


                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF TBA

         TBA hereby represents and warrants to Image and Shareholder as follows:

         2.1 Organization and Qualification. TBA has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. TBA has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by TBA and the consummation by TBA of the transactions contemplated hereby have been duly authorized by the Board of Directors of TBA, and no other corporate proceedings on the part of TBA are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA, the performance by TBA of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TBA under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA is a party or by which TBA or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act, filings made with the National Association of Securities Dealers, Inc. to list the shares of TBA Common Stock to be issued in connection with the Acquisition in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of TBA for the consummation by TBA of the transactions contemplated by this Agreement.

         2.3 TBA Common Stock and TBA SEC Documents. The TBA Common Stock is listed for trading on the National Market System of The Nasdaq Stock Market. TBA has furnished Image and Shareholder with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TBA with the Securities and Exchange Commission ("SEC") since January 1, 1998 (the "TBA SEC Documents"), which are all the documents (other than preliminary materials) that TBA was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its date, each TBA SEC Document was in compliance, in all material respects, with the requirements of its form. The financial statements of TBA included in the TBA SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of TBA as and at the dates thereof and the results of its operations and cash flows for the periods then ended.

         2.4 Certain Corporate Matters. TBA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. TBA has delivered to Image and Shareholder true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and board of directors of TBA are accurate and complete in all material respects. All material corporate actions taken by TBA since its date of incorporation have been duly authorized and/or subsequently ratified, as necessary. TBA is not in default under or in violation of any material provision of its charter or bylaws.

         2.5 Broker's Fees. Neither TBA nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

         2.6 Disclosure. The representations and warranties and statements of fact made by TBA in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF IMAGE

         Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), Image hereby represents and warrants to TBA as follows:

         3.1 Organization, Qualification and Corporate Power. Image is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Image is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Image has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Image has delivered to TBA true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of Image, the stock certificate books and the stock record books of Image are complete and correct in all material respects. The stock record books of Image and the shareholder lists of Image which Image has previously furnished to TBA are complete and correct in all respects and accurately reflect the record and beneficial ownership of all the outstanding shares of Image's capital stock and all other outstanding securities issued by Image. All material corporate actions taken by Image since incorporation have been duly authorized and/or subsequently ratified as necessary. Image is not in default under or in violation of any provision of its charter or bylaws. Image is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         3.2 Capitalization. Image's entire authorized capital stock consists of 1,000,000 shares of common stock, $1.00 par value per share ("Image Common Stock"), of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Closing Date. All of the issued and outstanding shares of Image Common Stock have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Image is a party or which are binding upon Image providing for the issuance or transfer by Image of additional shares of its capital stock and Image has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, contracts, arrangements or commitments based upon the book value, income or other attribute of Image. There are no voting trusts or any other agreements or understandings with respect to the voting of Image's capital stock. Upon consummation of the Acquisition, TBA will own the entire equity interest in Image and Image will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. Shareholder is the only holder of capital stock of Image. All capital stock, options, warrants and other securities issued by Image were issued in compliance, in all respects, with all applicable federal and state securities laws.

         3.3 Authorization of Transaction. Image has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Image. No other corporate approval on the part of Image (other than shareholder approval) will be necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Image and, upon approval hereof by the shareholders of Image, will constitute the valid and binding obligation of Image, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Image, the performance by Image of its obligations hereunder or the consummation of the transactions contemplated hereby by Image will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Image under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Image is a party or by which Image or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by Image of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. Image does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

         3.5 Financial Statements. Image has delivered to TBA (a) unaudited balance sheets as of December 31, 1997, 1996 and 1995, (b) unaudited statements of operations and statements of cash flows for each of the years in the three-year period ended December 31, 1997, (c) unaudited balance sheets as of June 30, 1998, and (d) unaudited statements of operations and statements of cash flows for the six (6) months ended June 30, 1998, for Image (collectively, the "Financial Statements"). The Financial Statements have been prepared on the cash basis of accounting, which basis of accounting has been applied consistently for all periods and present fairly the financial condition of Image as of such dates and the results of its operations and cash flows for such periods. Since December 31, 1994, there have been no changes in Image's method of accounting for tax purposes.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since December 31, 1997, there has not been:

                  (a) any materially adverse change in the financial condition, results of operations or business of Image;

                  (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of Image, other than in the ordinary course of business;

                  (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of Image;

                  (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Image or any redemption, purchase or other acquisition of any such shares;

                  (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of Image (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                  (f) any incurrence of indebtedness or liability or assumption of obligations by Image other than (i) those incurred in the ordinary course of business, (ii) those which do not exceed $5,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                  (g) any cancellation or compromise by Image of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                  (h) any waiver or release by Image of any right of any material value;

                  (i) except licenses of software made in the ordinary course of business, consistently with past practice, any sale, assignment, transfer or grant by Image of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

                  (j) any material arrangement, agreement or undertaking entered into by Image not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of Image, other than in the ordinary course of business;

                  (k) any change made or authorized in the charter or bylaws of Image;



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


                   (l) any issuance, sale or other disposition by Image of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                  (m) any loan to or other transaction with any officer, director or shareholder of Image giving rise to any claim or right of Image against any such person or of such person against Image;

                  (n) any payment to or other transaction with any officer, director or shareholder of Image involving an amount in excess of $5,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

                  (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which Image is a party or by which it is bound so as to affect, materially and adversely, the properties or business of Image; or

                  (p) any other material transaction or commitment entered into other than in the ordinary course of business by Image.

         3.7 Undisclosed Liabilities. Image has no material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of Image since January 1, 1998 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. Image is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Image or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses (other than accumulated but undistributed "S" corporation earnings distributable to the Shareholder), and no such officer, director, shareholder or affiliate is indebted to Image, except for advances made to employees of Image in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.8 Tax Returns and Audits.

                  (a) The taxable year of Image ends December 31. Image has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and Image is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by Image have not been, and are not being, to the knowledge of Image, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of Image may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of Image. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of Image, nor are there any pending or threatened examinations or tax claims asserted. Image has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Except in jurisdictions in which Image voluntarily files tax returns, no claim has ever been made by a taxing authority that Image is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by Image since January 1, 1994, have been delivered to TBA, and the same are listed in Section 3.8 of the Disclosure Schedule. Image is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Image is not a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Image has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to
         Section 6662(d) of the Code have been disclosed on such Tax Returns. Image is not is a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of Image is a foreign person within the meaning of Section 1445(b)(2) of the Code. Image has not made any tax elections under any section of the Code (other than its election to be taxed as an "S" corporation under Section 1362), including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any
         predecessor thereof). None of the assets and properties of Image is an asset or property that TBA or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Image or any assets thereof. Image has not agreed to or is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Image, Image has no applications pending with any taxing authority requesting permission for any changes in any accounting method of Image, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor. Image has not been or is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Image has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (b) Image has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since November 14, 1992 and Image will be an S corporation up to and including the day before the Closing Date. Except as set forth in Section 3.8 of the Disclosure Schedule, Image would not be liable for any tax under Code Section 1374 if its assets were sold for their fair market value as of January 1, 1998.

         3.9 Books and Records. The general ledgers and books of account of Image, all federal, state and local income, franchise, property and other tax returns filed by Image, with respect to its assets, and all other books and records of Image are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

         3.10 Real Property. Set forth in Section 3.10 of the Disclosure
Schedule is a complete and accurate list and a brief description of all real property owned or leased by Image. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by Image and, to the knowledge of Image, by the other party or parties thereto and is in full force and effect;
(b) neither Image nor, to the knowledge of Image, any other party to the lease is in material breach or default, and no event has occurred on the part of Image or, to the knowledge of Image, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Acquisition; (d) Image has not repudiated and, to the knowledge of Image, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         3.11 Tangible Property. Image has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges.

         3.12 Intellectual Property.

                  (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by Image including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of Image and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i) Image is the sole and exclusive owner and has the
                  sole and exclusive right to use the item in the conduct of its business;

                           (ii) no proceedings have been instituted, are
                  pending or are threatened which challenge the validity, enforceability, use or ownership thereof;

                           (iii) the item (A) does not infringe upon or
                  otherwise violate the rights of others, (B) to the knowledge of Image is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                           (iv) no license, sublicense or agreement pertaining
                  to the item has been granted by Image;

                           (v) Image has not received any charge of
                  interference or infringement with respect to the item;

                           (vi) except in the ordinary course of business,
                  Image has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                           (vii) the transactions contemplated by this Agreement
                  will have no material adverse effect on the right, title and interest of Image in the item;

                           (viii) Image has taken all steps which are
                  commercially reasonable to protect the rights set forth in
                  Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights; and

                           (ix) Image has supplied TBA with true and complete
                  copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

                  (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which Image practices or uses that are material to Image. With respect to each such item of intellectual property:

                           (i) any license agreement covering the item is a
                  valid and binding agreement, has been validly executed and delivered by Image and, to the knowledge of Image, by the other parties thereto and is in full force and effect;

                           (ii) no event has occurred which constitutes a breach
                  of such license agreement, Image has not repudiated and, to the knowledge of Image, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                           (iii) Image has supplied TBA with a true and complete
                  copy of the license agreement;

                           (iv) the transactions contemplated by this Agreement
                  will have no material adverse effect on the ability of Image to continue using or practicing each such item; and

                           (v) Image is not aware of any claim that the exercise
                  of the rights granted to Image with respect to such item infringes upon the intellectual property rights of any third party.

                  (c) Image has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party. Image is not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of Image as now conducted or as presently proposed to be conducted.

                  (d) Image has taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by it.

         3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to TBA, to which Image is a party:

                  (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $5,000.00 per annum;

                  (b) any contract for the purchase or sale of supplies, products manufactured by Image or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $5,000.00;

                  (c) any joint venture agreement;

                  (d) any agreement or instrument under which Image is or may become indebted for borrowed money;

                  (e) any noncompetition agreement;

                  (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of Image or on the prospects or the conduct of the business of Image;

                  (g) any standard form of license agreement; and

                  (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements of Image. Neither Image nor, to the knowledge of Image, any other party is in breach or default, and no event has occurred on the part of Image or, to the knowledge of Image, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. Image has previously made available to TBA all of the material service agreements of Image with its customers. Image is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this Section 3.13.

         3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of all suppliers of Image to whom Image made payments, during the fiscal year ended December 31, 1997, in excess of one percent of Image's respective gross revenues, as applicable, as reflected in the Financial Statements for such year and all customers of Image that paid Image, during the fiscal year ended December 31, 1997, more than two percent of the gross revenues of Image as reflected in the Financial Statements for such year. Since December 31, 1997, no material customer of Image has notified Image that it will substantially decrease or cease doing business with Image.

         3.15 Notes; Accounts Receivable. As of the Closing Date, all notes payable to and accounts receivable of Image will be properly reflected on their respective books and records and will be valid receivables subject to no setoffs or counterclaims (subject to the provisions of Section 6.10 hereof).

         3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by Image.

         3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $5,000.00 or more) owned or used by Image is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes in all material respects. Image owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

         3.18 Insurance. Image is insured under the policies listed in Section
3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by Image under any of the Insurance Policies.

         3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) Image is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against Image; or (b) Image is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against Image is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of Image, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting Image or to which Image is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against Image.

         3.20 Employees. Image has listed in Section 3.20 of the Disclosure Schedule and has furnished to TBA true and complete copies of: (a) any written employment agreements with officers and directors of Image; and (b) any written employment agreements with its employees which by their terms may not be terminated by Image at will or which grant severance payments. Image has not entered into any similar oral employment agreements. To Image's knowledge, no key employee or group of employees has any plans to terminate employment with Image. Image is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Image to any shareholder, officer, director or employee of Image (except (i) salaries and wages incurred and accrued in the ordinary course of business, and (ii) accumulated but undistributed "S" corporation earnings distributable to the Shareholder), nor are there any loans or debts payable or owing by any of such persons to Image or any guarantees by Image of any loan or obligation of any nature to which any such person is a party. Image has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

         3.21 Employee Benefit Plans. Image has listed in Section 3.21 of the Disclosure Schedule and has furnished to TBA true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Image or to which Image is a party or otherwise is bound ("Image Employee Benefit Plans"). Except as required by law, Image does not maintain or contribute or has ever maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. Image does not contribute or have any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Image has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. Image neither maintains, contributes to or has any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. Image neither maintains, contributes to or has any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, Image has furnished to TBA true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports, and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by Image or with respect to which Image now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of Image is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in
Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. Neither Image, its directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject Image or its directors, officers and employees to liability under ERISA or any applicable law.

         3.22 Guarantees. Image is not a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.23 Legal Compliance. Image and each of its respective directors, officers and employees (the individuals only in their capacities as representatives of Image) has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against Image alleging a violation of any such laws or regulations. Image holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted. Neither Image, nor any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of Image has directly or indirectly
(a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any applicable law, rule or regulation (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Image, or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Image.

         3.24 Certain Business Relationships. To the knowledge of Image, none of the present or former shareholders, directors, officers or employees of Image owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with Image, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of Image.

         3.25 Broker's Fees. Neither Image nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

         3.26 Environment, Health and Safety. Image is in compliance with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been held or commenced against Image alleging any failure so to comply. Image has obtained and been in compliance with all of the material terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, laws, and timetables which are contained in, all applicable environmental, health and safety laws.

         3.27 Disclosure. The representations and warranties and statements of fact made by Image in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects on the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         Except as set forth in the correspondingly numbered section of the Disclosure Schedule, Shareholder represents and warrants to TBA as follows:

         4.1 Representations Regarding Shares of Image.

         (a) Shareholder is the record and beneficial owner of and has good title to the Shares, free and clear of any and all Liens. The Shares are all of the shares of capital stock of Image owned by Shareholder, and the Shares collectively represent all the issued and outstanding capital stock of Image.

         (b) Shareholder has the full right, power and authority to enter into this Agreement.

         (c) Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Shareholder.

         (d) No broker or finder has acted for Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Shareholder.

         4.2 Investment Representations.

                  (a) Shareholder will acquire the shares of TBA Common Stock issued pursuant to this Agreement for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling his or her shares.

                  (b) Shareholder has reviewed the representations concerning TBA contained in this Agreement and has made or has had the opportunity to make inquiry concerning TBA. Shareholder has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his or her investment in TBA, and he or she is able financially to bear the risks thereof. Shareholder is entering into the transactions contemplated herein based on his or her own assessments of the merits and risks, upon his or her own experience as an officer and/or shareholder of Image and is not relying on any business plan, projections, valuations or other financial information provided to Shareholder by TBA (other than the TBA SEC Documents). Shareholder further acknowledges and agrees that TBA has made no assurances of any nature whatsoever regarding the future operations of TBA and has made no guarantees as to the profitability of an investment therein. Shareholder further acknowledges that he is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

                  (c) Shareholder understands that the certificates of TBA Common Stock to be issued to him or her pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to TBA is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

         4.3 Authorization. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Shareholder is a party constitute the valid and legally binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

         The execution, delivery and performance by Shareholder of this Agreement and the agreements provided for herein, and the consummation by Shareholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Shareholder; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Shareholder is a party or by which Shareholder or any of his properties is or, to the knowledge of Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Image's financial condition or results of operation.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business by Image Pending the Closing. Image covenants and agrees that, prior to the Closing Date, unless TBA shall otherwise approve in writing (which approval will not be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement:

                  (a) Image shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                  (b) Image shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock, provided, however, Image shall be allowed to distribute cash with respect to its stock in an amount equal to its net income for prior periods ending on the Closing Date, provided further that no such cash distribution may create or increase a deficit working capital (current liabilities in excess of current assets) of Image as of the Closing Date; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

                  (c) Image shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Image shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1998;

                  (e) Image shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                  (f) Except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, Image shall not call any meeting of its shareholders and, with respect to any meeting of its shareholders called by Image, shall provide to TBA copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                  (g) Image shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (h) Image shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of TBA regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify TBA of any emergency or other change in the normal course of their respective business or in the operation of their properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of Image, or to the ability of Image or TBA to consummate the transactions contemplated by this Agreement;

                  (i) Image shall deliver to TBA promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting Image (including the filing of any material litigation against Image or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of Image specifying the nature and period of the existence thereof and what actions Image has taken and proposes to take with respect thereto;

                  (j) Image shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                  (k) Image shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer soft ware, data and documentation and other proprietary rights, which it uses or owns;

                  (l) Image shall have positive working capital on the Closing Date;

                  (m) Image shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes; and

                  (n) Image shall not enter into any contract (except for artist performances) requiring payments in excess of $5,000 or for a duration of more than one (1) year.

         For purposes of this Section 5.1, should TBA fail to approve in writing any action for which its approval is required pursuant to this Section 5.1 within three (3) business days after its receipt of a written request for approval in accordance with the notice requirements contained herein, the matter shall be deemed approved by TBA. Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by Image after the time TBA has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of Image and TBA pursuant to this
Section 5.1 and Sections 7.2 and 7.3 of this Agreement.

         5.2 No Other Bids for Image. Image shall not, nor either authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, Image to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than TBA) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Image or other similar transaction or business combination involving Image (hereinafter collectively referred to as a "Third Party Offer"). Image will not participate in any negotiations regarding, or furnish to any person or entity (other than TBA) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than TBA) to do or seek any of the foregoing. Image will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use its best efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. Image shall promptly notify TBA of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide TBA with all information that TBA may reasonably request with respect thereto.

         5.3 Lines of Business and Capital Expenditures. Unless approved in writing by TBA, Image covenants that it will not (a) enter into any new material line of business; (b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         5.4 Accounting Methods. Unless approved in writing by TBA, Image covenants that it will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by Image's independent accountants. Notwithstanding the provisions of the preceding sentence, Image will, at Shareholder's expense, have its financial statements converted to accrual basis statements prepared in accordance with generally accepted accounting principles for the fiscal year 1997 and for the quarter ended June 30, 1998.

         5.5 Other Actions. Unless approved in writing by TBA, Image covenants that it shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of Image set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         6.2 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         6.3 Access to Information. From the date hereof to the Closing Date, each of Image and TBA shall, and shall cause its respective officers, directors, employees and agents to, afford the offi cers, employees, agents and representatives of the other parties hereto (including Shareholder) complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         6.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Image and TBA shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of Image or TBA, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 6.4.

         6.5 Notice of Changes. Each of Image and TBA shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

         6.6 Press Releases. Image and TBA shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.6 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         6.7 Employee Matters. TBA and Image agree that all employees of Image immediately prior to the Closing shall be employed by Image immediately after the Closing at such level of pay which is mutually agreed upon between each employee and TBA, it being understood that TBA shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment.

         6.8 Tax Matters. From and after the Closing, TBA, on the one hand, and Shareholder, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by either of them of any Tax Returns, elections, consents or certificates required to be prepared and filed by such parties or (2) in connection with any audit or proceeding relating to taxes relating to the assets of Image. TBA agrees to retain all books and records with respect to tax matters pertinent to Image relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, that is inconsistent with the provisions of this Agreement. In addition, as custodian of the books and records of Image as of the Closing Date, TBA, or its authorized representatives, shall be responsible for closing such books and records as of the Closing Date for state and federal income tax and financial reporting purposes. TBA and Shareholder shall cooperate fully with each other in connection with such closing and TBA shall make available to Shareholder all financial and income tax data, statements, reports and information relating to such closing of the books and records as of the Closing Date.

         6.9 Section 338(h)(10) Election. TBA and Shareholder shall jointly elect to treat the Acquisition as a "qualified stock purchase" within the meaning of Section 338 of the Code and shall timely prepare and file with the Internal Revenue Service a Section 338(h)(10) election on Form 8023. TBA indemnifies Shareholder for the amount by which Shareholder's combined state and federal income tax liability arising as a result of the sale of the Shares in accordance with the Section 338(h)(10) election exceeds the combined state and federal income tax liability Shareholder would have incurred had TBA and Shareholder not filed the Section 338(h)(10) election. Any payment due by TBA to Shareholder hereunder shall be paid within thirty (30) days following the agreement of the parties hereto as to the amount of indemnification payment payable hereunder. Should the parties disagree with respect to such calculation, Arthur Andersen LLP shall calculate the indemnification payment due hereunder, if any, and the parties shall be bound by such determination. Sections 10.8 and
10.9 of this Agreement shall not apply to the indemnification obligation of TBA under this Section 6.9.

         6.10 Collection of Receivables. Notwithstanding anything to the contrary contained herein, following the Closing, Shareholder shall be entitled to collect receivables posted on the books and records of Image prior to the Closing Date ("Image Accounts Receivable"), which Image Accounts Receivable shall be received following the Closing Date by Image as agent for Shareholder and remitted to Shareholder as soon as practicable after such collection. Upon receipt of same by Shareholder, Image Accounts Receivable shall constitute taxable income of Shareholder and shall be included in the income of Shareholder; provided, however, no receivable of Image posted on the books and records of Image prior to the Closing shall constitute Image Account's Receivable to the extent the collection of such receivable and payment of same to Shareholder (in conjunction with cash distributions paid to Shareholder pursuant to Section 5.1(b)) create a deficit working capital of Image as of the Closing Date.


                                    ARTICLE 7

                              CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby; and

                  (b) Shareholder shall have provided TBA with a written agreement not to sell, assign, convey, encumber or otherwise transfer shares of TBA Common Stock acquired pursuant to this Agreement for a period of one year following the Closing Date.

         7.2 Additional Conditions to TBA's Obligations. The obligations of TBA to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by Image or Shareholder, the representations and warranties set forth in Articles 3 and 4 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule by Image after the time TBA has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) Image shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date, including, without limitation, all of its agreements contained in Article 6 of this Agreement;

                  (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Image or any portion of the assets of Image or to prevent a breach of or a default under or a termination of any agreement material to Image to which Image is a party or to which any material portion of the assets of Image is subject, will have been obtained;

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of TBA to own, operate or control Image or any material portion of the assets of Image or the value of the assets of Image;

                  (e) On or prior to the Closing Date, Shareholder and Kevin Koziol shall have entered into employment agreements with Image substantially in the form of Exhibit C attached hereto dated as of the Closing Date (the "Employment Agreements") and each of Shareholder and Kevin Koziol shall have terminated any employment, compensation, consulting, fee, services or other similar agreements payable to him, or to his affiliated entities, if any;

                  (f) At the Closing, Image will have delivered to TBA the following:

                           (i) a certificate executed on behalf of Image by its
                  President stating that the conditions set forth in Sections 7.2(a) through 7.2(d) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by Image's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

                           (iii) good standing or comparable certificates for
                  Image from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of Image, dated not earlier than ten (10) days prior to the Closing Date;

                           (iv) copies of all third party and governmental
                  consents (or other evidence satisfactory to TBA) that Image is required to obtain in order to effect the transactions contemplated by this Agreement;

                           (v) a copy of Image's charter certified by the
                  Secretary of State of the State of Arizona;

                           (vi) certificates evidencing the Shares, duly
                  endorsed; and

                           (vii) such other documents as TBA may reasonably
                  request in connection with the transactions contemplated hereby;

                  (g) All proceedings to be taken by Image in connection with the consummation of the Acquisition at the Closing and the other transactions contemplated hereby and all documents required to be delivered by Image in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA.

         7.3 Additional Conditions to the Obligations of Image and Shareholder. The obligations of Image and Shareholder to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date;

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by TBA, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) TBA shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by it under this Agreement prior to the Closing Date;

                  (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                  (d) At the Closing, TBA will have delivered to Image and Shareholder the following:

                           (i) a certificate executed on behalf of TBA by its
                  Chief Executive Officer stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by TBA's board of directors authorizing the execution, delivery and performance of this Agreement;

                           (iii) good standing certificates for TBA from the
                  Secretary of State of the State of Delaware dated not earlier than ten (10) days prior to the Closing Date;

                           (iv) copies of all third party and governmental or
                  regulatory consents (or other evidence satisfactory to Image) that TBA are required to obtain in order to effect the transactions contemplated by this Agreement;

                           (v) copies of TBA's charter certified by the
                  Secretary of State of the State of Delaware; and

                           (vi) such other documents as Image or Shareholder may
                  reasonably request in connection with the transactions contemplated hereby;

                  (e) All proceedings to be taken by TBA in connection with the consummation of the Acquisition at the Closing and all documents required to be delivered by TBA in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Image and Shareholder;

                  (f) Except as otherwise disclosed to Image and Shareholder, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Image or any portion of the assets of Image or to prevent a breach of or a default under or a termination of any agreement material to Image to which Image is a party or to which any material portion of the assets of Image is subject, will have been obtained;

                  (g) The Employment Agreements will have been executed and delivered by the Closing Date and there will not have been any changes, amendments or modifications to, or terminations of, such agreements; and

                  (h) The Registration Rights Agreement will have been executed and delivered as of the Closing Date.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the unanimous written consent of Shareholder and the Boards of Directors of TBA and Image;

                  (b) by either TBA or Image if the Acquisition shall not have been consummated by September 15, 1998;

                  (c) by TBA if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of Image or Shareholder with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                  (d) by Image if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

         8.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         8.3 Waiver. At any time prior to the Closing Date, (a) TBA may (i) extend the time for the performance of any of the obligations or other acts of Image and/or Shareholder or (ii) waive compliance with any of the agreements of Image and/or Shareholder or with any conditions to its own obligations, and (b) Image and/or Shareholder may (i) extend the time for the performance of any of the obligations or other acts of TBA or (ii) waive compliance with any of the agreements of TBA or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

         8.4 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (b) the provisions of Section 6.6 and any confidentiality agreements by and between TBA and Image will survive such termination.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 By TBA, Image and Shareholder. TBA on the one hand and Image and Shareholder on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by TBA, Image and Shareholder in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                  (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                  (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                  (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

         9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.4 Payment of Indemnification Obligation. All indemnification by TBA, Image or Shareholder hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Image Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation, warranty or covenant contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

         10.2 Effect of Due Diligence. No investigation by TBA or Image into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         10.3 Specific Performance. TBA, Image and Shareholder understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of TBA, Image and Shareholder to consummate the Acquisition, that the Acquisition is a unique business opportunity for Image, TBA, and Shareholder and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, Image, TBA and Shareholder agree that TBA shall be entitled to obtain specific performance by Image and Shareholder of every such covenant and undertaking contained herein to be performed by Image and Shareholder and that Image and Shareholder shall be entitled to obtain specific performance from TBA of each and every covenant and undertaking herein contained to be observed or performed by TBA.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to TBA:

                           TBA Entertainment Corporation
                           402 Heritage Plantation Way
                           Hickory Valley, Tennessee   38042
                           Attention:  Thomas J. Weaver III
                           Telecopy:      (901) 764-6107

                           with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention:     Randall E. Roberts, Esq.
                           Telecopy:      (214) 745-5390

                  (b)      if to Image:

                           Image Entertainment Productions, Inc.
                           600 East Gilbert Drive
                           Tempe, Arizona 85281
                           Attention:  Kenneth C. Koziol
                           Telecopy:  (602) 921-8700
                           with a copy to:

                           Hubert E. Kelly, Esq.
                           3035 East Weldon
                           P.O. Box 44138
                           Phoenix, Arizona 85064
                           Telecopy: (602) 957-4201

                  (c)      if to Shareholder:

                           Kenneth C. Koziol
                           4437 North 85th Street
                           Scottsdale, Arizona 85251

                           with a copy to:

                           Hubert E. Kelly, Esq.
                           3035 East Weldon
                           P.O. Box 44138
                           Phoenix, Arizona 85064
                           Telecopy:  (602) 957-4201

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated June 24, 1998 among TBA and Shareholder; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that TBA may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve TBA of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which TBA may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Courts within the State of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $10,000 or (b) in the aggregate result in damages to the other party in excess of $25,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         10.9 Limitation of Liability. Neither TBA, Image, nor Shareholder shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                            STOCK PURCHASE AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, TBA, Shareholder and Image have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.


                                           TBA ENTERTAINMENT CORPORATION



                                           By:
                                              ----------------------------------
                                                Thomas Jackson Weaver III,
                                                Chief Executive Officer



                                           IMAGE ENTERTAINMENT PRODUCTIONS, INC.



                                           By:
                                              ----------------------------------
                                                Kenneth C. Koziol, President



                                           -------------------------------------
                                           KENNETH C. KOZIOL

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE

                                     ANNEX I

                            LIST OF TBA SEC DOCUMENTS


1.       Annual Report on Form 10-KSB for the fiscal year ended December 31,
         1997;

2. Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998; and

3. Current Report on Form 8-K filed May 22, 1998, as amended by Form 8-K/A filed May 26, 1998.

                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

                                    EXHIBIT B

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                          FORM OF EMPLOYMENT AGREEMENTS